As filed with the Securities and Exchange Commission on February 16, 2000
                             Registration No. 333-
                  -------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  -------------------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 ---------------------------------------------

                       KULICKE AND SOFFA INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                        PENNSYLVANIA                                                                 23-1498399
(State or Other Jurisdiction of Incorporation or Organization)                        (I.R.S. Employer Identification Number)

                                                                                                 Clifford G. Sprague
                                                                                                Senior Vice President
                                                                                            and Chief Financial Officer
                  2101 Blair Mill Road                                                          2101 Blair Mill Road
                Willow Grove, PA  19090                                                        Willow Grove, PA  19090
                   (215) 784-6000                                                                   (215) 784-6000
(Address, Including Zip Code, and Telephone Number, Including                   (Name, Address, Including Zip Code, and Telephone
Area Code, of Registrant's Principal Executive Offices)                          Number, Including Area Code, of Agent For Service)
   --------------------------------------------------                             --------------------------------------------

                                                             COPY TO:
                                                        H. John Michel, Jr.
                                                     Drinker Biddle & Reath LLP
                                                         One Logan Square
                                                      18th and Cherry Streets
                                                   Philadelphia, PA  19103-6996
                                                   -----------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] __________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            _______________________

                        CALCULATION OF REGISTRATION FEE

                                                                     Proposed Maximum   Proposed Maximum
              Title of Each Class of                   Amount to      Offering Price        Aggregate       Amount of
            Securities to be Registered              be Registered     per Security      Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------------------------
4  3/4%  Convertible Subordinated Notes due 2006      $175,000,000         100%             $175,000,000       $46,200
---------------------------------------------------------------------------------------------------------------------------
Common stock, no par value                                 (1)              (1)                 (1)              (2)
---------------------------------------------------------------------------------------------------------------------------

(1) Includes 3,821,019 shares of common stock initially upon conversion of the notes at the conversion price of $45.7993 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2000

                                  $175,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

               4 3/4% Convertible Subordinated Notes due 2006 and
             The Common Stock issuable upon conversion of the Notes

     We issued the notes in a private placement in December 1999. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

     The notes are convertible before maturity into common stock at an initial conversion price of $45.7993 per share, subject to adjustment in certain events. We will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2000. The notes will mature on December 15, 2006, unless earlier converted or redeemed.

     We may redeem all or a portion of the notes on or after December 19, 2002. In addition, the holders may require us to repurchase the notes if we experience a fundamental change before December 15, 2006.

     Our common stock is traded on the Nasdaq National Market under the symbol "KLIC." The reported last sales price of our common stock on the Nasdaq National Market on February 15, 2000 was $67 9/16 per share.
                  -------------------------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                  -------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                  -------------------------------------------

                  This prospectus is dated             , 2000
                  -------------------------------------------

                               TABLE OF CONTENTS

                                            Page
SUMMARY....................................   1
THE OFFERING...............................   2
RISK FACTORS...............................   3
USE OF PROCEEDS............................  17
RATIO OF EARNINGS TO FIXED CHARGES.........  17
DESCRIPTION OF NOTES.......................  18
DESCRIPTION OF CAPITAL STOCK...............  30
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..  32
SELLING SECURITYHOLDERS....................  39
PLAN OF DISTRIBUTION.......................  42
LEGAL MATTERS..............................  44
EXPERTS....................................  44
WHERE YOU CAN FIND MORE INFORMATION........  45

                                    SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, included or incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in, this prospectus. When used in this prospectus, the terms "Kulicke & Soffa," "we," "our" and "us" refer to Kulicke and Soffa Industries, Inc. and not to the selling securityholders.

     We design, manufacture and market capital equipment and packaging materials for sale to companies that manufacture and assemble semiconductor devices. We also service, maintain, repair and upgrade assembly equipment. Our business is divided into three segments: equipment, packaging materials and advanced packaging technology.

     Our principal product line is our family of wire bonders, which are used to connect extremely fine wires, typically made of gold or aluminum, between the bonding pads on the die and the leads on the integrated circuit (IC) package to which the die has been bonded. In addition to wire bonders, we produce and distribute other types of semiconductor assembly equipment, including wafer dicing saws and die bonders, flip chip assembly systems and factory automation and integration systems. We offer a range of packaging materials to semiconductor device assemblers which we sell under the brand names "American Fine Wire," "Micro-Swiss," "Semitec" and "Advanced Polymer Solutions." We continuously evaluate investments in advanced packaging technologies. We entered into a joint venture with Delco Electronics Corporation to license flip chip technology and to provide wafer bumping services on a contract basis through Flip Chip Technologies, LLC. We acquired the X-LAM technology of MicroModule Systems(TM), a Cupertino, California company, to enable production of high performance ball grid alloy substrates, daughter cards and multilayer boards.

     Kulicke and Soffa Industries, Inc. was incorporated in Pennsylvania in 1956. Our principal offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090, our telephone number is (215) 784-6000 and our website can be accessed at www.kns.com. Information contained on our website does not constitute part of this prospectus. Unless the context otherwise indicates, as used in this prospectus, the term "Kulicke & Soffa" means Kulicke and Soffa Industries, Inc. and its consolidated and unconsolidated subsidiaries.

                                  THE OFFERING

Securities Offered............................  $175,000,000 principal amount of 4 3/4%
                                                Convertible Subordinated Notes due 2006.

Interest......................................  4 3/4% per year.  We will pay interest on June
                                                15 and December 15 of each year, beginning
                                                June 15, 2000.

Conversion....................................  You may convert each note into common stock at any time on or before December 15, 2006 at a
                                                conversion price of $45.7993 per share,
                                                subject to adjustment if certain events
                                                affecting our common stock occur.

Subordination.................................  The notes are subordinated to all of our existing and future senior indebtedness and to
                                                all or our subsidiaries' debt and other
                                                liabilities.  As of December 31, 1999, we had
                                                senior indebtedness outstanding in the amount
                                                of approximately $2.0 million, and our
                                                subsidiaries had approximately $36.8 million
                                                of debt and other liabilities outstanding.
                                                Neither we nor our subsidiaries are limited
                                                from incurring additional debt, including
                                                senior indebtedness, under the indenture.

Optional Redemption...........................  On or after December 19, 2002, we may redeem the notes at the redemption prices listed in
                                                this prospectus, together with accrued and
                                                unpaid interest.

Fundamental Change............................  You have the right, at your option, in the event of a fundamental change, to require us
                                                to redeem your notes at 100% of the principal
                                                amount of the notes to be redeemed plus
                                                accrued interest.

Use Of Proceeds...............................  We will not receive any of the proceeds from the sale by any selling securityholder of the
                                                notes or the underlying common stock.

                                  RISK FACTORS

     You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, financial condition and operating results. This, in turn, could materially and adversely affect the price of the notes and the common stock and impair our ability to pay interest on the notes and repay the principal amount of the notes.

     It is particularly important for you to consider the risk factors set forth below and in the documents incorporated herein by reference when you are reading "forward-looking" statements included in this prospectus and the documents incorporated herein by reference. Forward-looking statements relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend," "believe," "may," and similar expressions identify forward-looking statements. Forward-looking statements are based on current expectations and involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated by the forward-looking statments.

RISKS RELATED TO OUR BUSINESS

     OUR QUARTERLY OPERATING RESULTS FLUCTUATE SIGNIFICANTLY AND MAY CONTINUE TO DO SO IN THE FUTURE

     In the past, our quarterly operating results have fluctuated significantly. Although these fluctuations are partly due to the volatile nature of the semiconductor industry, they also reflect the impact of other factors, some of which are outside of our control.

     Some of the factors that could cause our revenues and/or operating margins to fluctuate significantly from period to period are:

     . the mix of products that we sell because, for example:

       - packaging materials generally have lower margins than assembly equipment,

       -  some lines of equipment are more profitable than others, and

       -  some sales arrangements have higher margins than others.

     . the volume and timing of orders for our products and any order postponements and cancellations by our customers;

     . adverse changes in our pricing, or that of our competitors;

     . higher than anticipated costs of development or production of new equipment models;

     . the availability and cost of key components for our products;

     . market acceptance of our new products and upgraded versions of our products;

     . our announcement of, or perception by others that we will introduce, new or upgraded products, which could delay customers from purchasing our products;

     . the timing of acquisitions; and

     . our competitors' introduction of new products.

     Many of our expenses, such as research and development and selling, general and administrative expenses, do not vary directly with our net sales. As a result, a decline in our net sales would adversely affect our operating results. In addition, if we were to incur additional expenses in a quarter in which we did not experience comparable increased net sales, our operating results would decline. Factors that could cause our expenses to fluctuate from period to period include:

     . the timing and extent of our research and development efforts;

     . severance and other costs of relocating facilities or resizings in market downturns; and

     . inventory writeoffs due to obsolescence.

     Because our revenues and operating results are volatile and difficult to predict, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

     THE SEMICONDUCTOR INDUSTRY AS A WHOLE IS VOLATILE, AS ARE OUR FINANCIAL RESULTS

     Our operating results are significantly affected by the capital expenditures of semiconductor manufacturers and assemblers worldwide. Expenditures by semiconductor manufacturers and assemblers depend on the current and anticipated market demand for semiconductors and products that use semiconductors, such as personal computers, telecommunications, consumer electronics and automotive goods. Any significant downturn in the market for semiconductor devices or in general economic conditions would likely reduce demand for our products and adversely affect our business, financial condition and operating results.

     Historically, the semiconductor industry has been volatile with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. This has severely and negatively affected the industry's demand for capital equipment, including the assembly equipment that we manufacture and market and, to a lesser extent, the packaging materials that we sell. These downturns and slowdowns have adversely affected our operating results. In the 1998 downturn, for example, our net sales declined from approximately $501.9 million in fiscal 1997 to $411.0 million in fiscal 1998 and continued to decline in the first half of fiscal 1999.
Downturns in the future could similarly adversely affect our business, financial condition and operating results.

     THE TRANSFER OF OUR AUTOMATIC BALL BONDER MANUFACTURING TO SINGAPORE COULD DISRUPT OUR ABILITY TO SUPPLY OUR CUSTOMERS AND MAY NOT RESULT IN THE COST SAVINGS WE ANTICIPATE

     The transfer of our automatic ball bonder manufacturing to Singapore has required and will continue to require us to relocate equipment, hire and train production, engineering and management personnel, qualify suppliers and develop a purchasing and delivery infrastructure. In addition, we expect to experience increased selling, general and administrative expenses in fiscal 2000 in connection with start up costs. We plan to source a significantly higher percentage of materials from suppliers in Singapore. To the extent we experience availability, reliability or quality problems as a result of this shift in supply source, our business would be adversely affected. In addition, we do not intend to move our research and development function from Willow Grove, Pennsylvania to the Singapore facility. If we are unable to accomplish the move efficiently and commence full production as scheduled, our ability to fill orders could be hurt, which could damage our relationships with customers. In addition, our ability to meet production requirements may be adversely affected by any problems associated with the start up of this facility. We also anticipate cost savings from the transfer of our automatic ball bonder manufacturing as a result of reduced costs of labor, shipping and materials. However, we cannot assure you that we will realize these savings.

     OUR BUSINESS DEPENDS ON ATTRACTING AND RETAINING MANAGEMENT, MARKETING AND TECHNICAL EMPLOYEES WHO ARE IN GREAT DEMAND

     As is the case with all technology companies, our future success depends on our ability to hire and retain qualified management, marketing and technical employees. Competition is intense in personnel recruiting in the semiconductor and semiconductor equipment industries, particularly with respect to some engineering disciplines. In particular, we have experienced periodic shortages of software engineers. If we are unable to continue to attract and retain the technical and managerial personnel we require, our business, financial condition and operating results could be adversely affected.

     WE MAY NOT BE ABLE TO RAPIDLY DEVELOP AND MANUFACTURE NEW AND ENHANCED PRODUCTS REQUIRED TO MAINTAIN OR EXPAND OUR BUSINESS

     We believe that our continued success will depend on our ability to continuously develop and manufacture or acquire new products and product enhancements on a timely and cost-effective basis. We also must introduce these products and product enhancements into the market in response to customers' demands for higher performance assembly equipment. Our competitors may develop enhancements to or future generations of competitive products that will offer superior performance, features and lower prices that may render our products noncompetitive. We may not be able to develop and introduce products incorporating new technologies in a timely manner or at a price that will satisfy future customers' needs or achieve market acceptance. For example, our introduction of the Model 8020 wire bonder in 1998 was less successful than we had hoped because of higher than anticipated design and production costs and lower than anticipated sales prices.

     WE MAY NOT BE ABLE TO ACCURATELY FORECAST DEMAND FOR OUR PRODUCT LINES

     We typically operate our business with a relatively short backlog and order supplies and otherwise plan production based on internal forecasts of demand. Due to these factors, we have in the past, and may again in the future, fail to accurately forecast demand, in terms of both volume and configuration for either our current or next-generation wire bonders. This has led to and may in the future lead to delays in product shipments or, alternatively, an increased risk of inventory obsolescence. For example, we inaccurately forecasted demand for the Model 8020 wire bonder in 1998 and consequently recorded writeoffs for excess inventory. Also, we underestimated the magnitude of the improvement in the semiconductor industry at the end of fiscal 1999 and the demand for the new Model 8028 ball bonder; as a result some customer shipments may be delayed in fiscal 2000.

     If we fail to accurately forecast demand for our products, our business, financial condition and operating results could be materially and adversely affected.

     ADVANCED PACKAGING TECHNOLOGIES OTHER THAN WIRE BONDING MAY RENDER SOME OF OUR PRODUCTS OBSOLETE AND OUR STRATEGY FOR PURSUING THESE OTHER TECHNOLOGIES MAY BE COSTLY AND INEFFECTIVE

     Advanced packaging technologies have emerged that may improve device performance or reduce the size of an integrated circuit or IC package, as compared to traditional die and wire bonding. These technologies include flip chip, chip scale packaging and tape automated bonding. In general, these advanced technologies eliminate the need for wires to establish the electrical connection between a die and its package. For some assemblies, these advanced technologies have largely replaced wire bonding. However, today most ICs still employ die and wire bonding technology, and the possible extent, rate and timing of change is difficult, if not impossible, to predict. In fact, wire bonding has proved more durable than we originally anticipated, largely because of its reliability and cost. However, we cannot assure you that the semiconductor industry will not, in the future, shift a significant part of its volume into advanced packaging technologies, such as those discussed above. Presently, Intel, Motorola, IBM and Advanced Micro Devices, for example, have developed flip chip technologies for internal use, and a number of other companies are also increasing their investments in advanced packaging technologies. If a significant shift to advanced technologies were to occur, demand for our wire bonders and related packaging materials would diminish.

     One component of our strategy is to develop the capacity to use advanced technologies to allow us to compete in those portions of the market that currently use these advanced technologies and to prepare for any eventual decline in the use of wire bonding technology. There are a number of risks associated with our strategy to diversify into new technologies:

     . The technologies that we have invested in represent only some of the advanced technologies that may one day supercede wire bonding;

     . Other companies are developing similar or alternative advanced technologies;

     . Wire bonding may continue as the dominant technology for longer than we anticipate;

     . The cost of developing advanced technologies may be significantly greater than we expect; and

     . We may not be able to develop the necessary technical, research, managerial and other related skills to develop, produce, market and support these advanced technologies.

     As a result of these risks, we cannot assure you that any of our attempts to develop alternative technologies will be profitable or that we will be able to realize the benefits that we anticipate from them.

     BECAUSE WE HAVE A SMALL NUMBER OF PRODUCTS, A DECLINE IN DEMAND FOR, OR THE PRICE OF, ANY OF OUR PRODUCTS COULD CAUSE OUR REVENUES TO DECLINE SIGNIFICANTLY

     Historically, our wire bonders have comprised at least 55% of our net sales. If demand for, or pricing of, our wire bonders declines because our competitors introduce superior or lower cost systems, the semiconductor industry changes or because of other occurrences beyond our control, our business, financial condition and operating results would be materially and adversely affected.

     BECAUSE A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR NEARLY ALL OUR SALES, OUR REVENUES COULD DECLINE IF WE LOSE ANY SIGNIFICANT CUSTOMER

     The semiconductor manufacturing industry is highly concentrated, with a relatively small number of large semiconductor manufacturers and subcontract assemblers purchasing a substantial portion of semiconductor assembly equipment and packaging materials. Sales to our five largest customers accounted for approximately 45.2% of our fiscal 1997 net sales, 41.4% of our fiscal 1998 net sales and 31.7% of our fiscal 1999 net sales. In fiscal 1997, our sales to Anam accounted for 12.5% of our net sales, and sales to Intel accounted for 10.2% of our net sales. In fiscal 1998, sales to Intel accounted for 17.6% of our net sales. During fiscal 1999, no customer accounted for more than 10% of our net sales.

     We expect that sales of our products to a limited number of customers will continue to account for a high percentage of our net sales for the foreseeable future. If we lose orders from a significant customer, or if a significant customer reduces its orders substantially, these losses or reductions will adversely affect our business, financial condition and operating results.

     WE DEPEND ON A SMALL NUMBER OF SUPPLIERS FOR MATERIALS AND, IF OUR SUPPLIERS DO NOT DELIVER THEIR PRODUCTS TO US, WE MAY BE UNABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS

     Our products are complex and require materials, components and subassemblies of an exceptionally high degree of reliability, accuracy and performance. We rely on subcontractors to manufacture many of the components and subassemblies for our products and we rely on sole source suppliers for some material components. Our reliance involves a number of significant risks, including:

     . loss of control over the manufacturing process;

     . changes in our manufacturing processes, dictated by changes in the market, that have delayed our shipments;

     . our inadvertent use of defective or contaminated materials;

     . the relatively small operations and limited manufacturing resources of some of our contractors and suppliers, which may limit their ability to manufacture and sell subassemblies, components or parts in the volumes we require and at quality levels and prices we can accept;

     . reliability and quality problems we experience with certain key subassemblies provided by single source suppliers; and

     . delays in the delivery of subassemblies, which, in turn, have caused delays in some of our shipments.

     If we are unable to deliver products to our customers on time for these or any other reasons, or if we do not maintain acceptable product quality or reliability in the future, our business, financial condition and operating results would be materially and adversely affected.

     WE ARE EXPANDING AND DIVERSIFYING OUR OPERATIONS, AND IF WE FAIL TO MANAGE OUR EXPANDING AND MORE DIVERSE OPERATIONS SUCCESSFULLY, OUR BUSINESS AND FINANCIAL RESULTS MAY BE MATERIALLY AND ADVERSELY AFFECTED

     In recent years, we have broadened our product offerings to include significantly more packaging materials. Although our strategy is to diversify our products and services, we may not be able to develop, acquire, introduce or market new products in a timely or cost-effective manner and the market may not accept any new or improved products we develop, acquire, introduce or market. Our diversification into new lines of business and our expansion through acquisitions and alliances has increased, and is expected to continue to increase, demand on our management, financial resources and information and internal control systems. Our success depends in significant part on our ability to manage and integrate acquisitions, joint ventures and other alliances and to continue to implement, improve and expand our systems, procedures and controls. If we fail to do this at a pace consistent with the development of our business, our business, financial condition and operating results would be materially and adversely affected.

     As we seek to expand our operations, we expect to encounter a number of risks, which will include:

     . risks associated with hiring additional management and other critical personnel;

     . risks associated with adding equipment and capacity; and

     . risks associated with increasing the scope, geographic diversity and complexity of our operations.

     In addition, sales and servicing of packaging materials and advanced technologies require different organizational and managerial skills than sales of traditional wire bonding technology. We cannot assure you that we will be able to develop the necessary skills to successfully produce and market these different products.

     WE MAY BE UNABLE TO CONTINUE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE SEMICONDUCTOR EQUIPMENT AND PACKAGING MATERIALS INDUSTRIES

     The semiconductor equipment and packaging materials industries are intensely competitive. Significant competitive factors in the semiconductor equipment market include performance quality, customer support and price. Our major equipment competitors include:

     . ASM Pacific Technology, Shinkawa, Kaijo and ESEC in wire bonders;

     . ESEC, Nichiden, ASM Pacific Technology and Alphasem in die bonders; and

     . Disco Corporation in dicing saws.

     Competitive factors in the semiconductor packaging materials industry include price, delivery and quality. Our significant packaging materials competitors with respect to expendable tools and blades include:

     . Gaiser Tool Co. and Small Precision Tools, Inc. in expendable tools; and

     . Disco Corporation in blades;

and in the bonding wire market:

     . Tanaka Electronic Industries and Sumitomo Metal Mining.

     In each of the markets we serve, we face competition and the threat of competition from established competitors and potential new entrants, some of which may have greater financial, engineering, manufacturing and marketing resources than we have. Some of these competitors are Japanese or Korean companies that have had and may continue to have an advantage over us in supplying products to local customers because many of these customers appear to prefer to purchase from local suppliers, without regard to other considerations.

     We expect our competitors to improve their current products' performance, and to introduce new products with improved price and performance characteristics. New product introductions by our competitors or by new market entrants could hurt our sales. If a particular semiconductor manufacturer or subcontract assembler selects a competitor's product for a particular assembly operation, we may not be able to sell a product to that manufacturer or assembler for a significant period of time because manufacturers and assemblers sometimes develop lasting relations with suppliers, and products in our industry often go years without requiring replacement. In addition, we may have to lower our prices in response to price-cuts by our competitors, which could materially and adversely affect our business, financial condition and operating results. We cannot assure you that we will be able to continue to compete in these or other areas in the future.

     WE SELL MOST OF OUR PRODUCTS TO CUSTOMERS LOCATED OUTSIDE OF THE U.S. AND WE HAVE SUBSTANTIAL MANUFACTURING OPERATIONS LOCATED OUTSIDE OF THE U.S., BOTH OF WHICH SUBJECT US TO RISKS FROM CHANGES IN TRADE REGULATIONS, CURRENCY FLUCTUATIONS, POLITICAL INSTABILITY AND WAR

     Approximately 85% of our net sales for fiscal 1997, 80% of our net sales for fiscal 1998 and 83% of our net sales for fiscal 1999 were attributable to sales to customers for delivery outside of the United States. We expect our sales outside of the United States to continue to represent a substantial portion of our future revenues. Our future performance will depend, in significant part, on our ability to continue to compete in foreign markets, particularly in Asia. Asian economies have been highly volatile, resulting in significant fluctuation in local currencies, and political and economic instability. These conditions may continue or worsen, which could materially and adversely affect our business, financial condition and operating results. In addition, we rely on non-U.S. suppliers for materials and components used in the equipment that we sell. We also maintain substantial manufacturing operations in countries other than the United States, including operations in Israel and Singapore. As a result, a major portion of our business is subject to the risks associated with international commerce such as, risks of war and civil disturbances or other events that may limit or disrupt markets; expropriation of our foreign assets; longer payment cycles in foreign markets; international exchange restrictions; the difficulties of staffing and managing dispersed international operations; tariff and currency fluctuations; changing political conditions; foreign governments' monetary policies; and less protective foreign intellectual property laws.

     Because most of our foreign sales are denominated in United States dollars, an increase in value of the United States dollar against foreign currencies, particularly the Japanese yen, will make our products more expensive than those offered by some of our foreign competitors. Our ability to compete overseas in the future could be materially and adversely affected by a strengthening of the United States dollar against foreign currencies.

     The ability of our international operations to prosper also will depend, in part, on a continuation of current trade relations between the United States and foreign countries in which our customers operate and in which our subcontractors have assembly operations. A change toward more protectionist trade legislation in either the United States or foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, could adversely affect our ability to sell our products in foreign markets.

     OUR SUCCESS DEPENDS IN PART ON OUR INTELLECTUAL PROPERTY, WHICH WE MAY BE UNABLE TO PROTECT

     Our success depends in part on our proprietary technology. To protect this technology, we rely principally on contractual restrictions, such as nondisclosure and confidentiality agreements, in our agreements with employees, vendors, consultants and customers and on the common law of trade secrets and proprietary "know-how." We secondarily rely, in some cases, on patent and copyright protection, which may become more important to us as we expand our investment in advanced packaging technologies. We may not be successful in protecting our technology for a number of reasons, including:

     . Our competitors may independently develop technology that is similar to or better than ours;

     . Employees, vendors, consultants and customers may not abide by their contractual agreements, and the cost of enforcing those agreements may be prohibitive, or those agreements may prove to be unenforceable or more limited than we anticipate;

     . Foreign intellectual property laws may not adequately protect our intellectual property rights; and

     . Our patent and copyright claims may not be sufficiently broad to effectively protect our technology; patents or copyrights may be challenged, invalidated or circumvented; and we may otherwise be unable to obtain adequate protection for our technology.

     In addition, our partners in joint ventures and alliances may also have rights to technology we develop through those joint ventures and alliances. If we are unable to protect our technology, we could weaken our competitive position or face significant expense to protect or enforce our intellectual property rights.

     THIRD PARTIES MAY CLAIM WE ARE INFRINGING ON THEIR INTELLECTUAL PROPERTY, WHICH COULD CAUSE US TO INCUR SIGNIFICANT LITIGATION COSTS OR OTHER EXPENSES, OR PREVENT US FROM SELLING SOME OF OUR PRODUCTS

     The semiconductor industry is characterized by rapid technological change, with frequent introductions of new products and technologies. As a result, industry participants often develop products and features similar to those introduced by others, increasing the risk that their products and processes may give rise to claims that they infringe on the intellectual property of others. We may unknowingly infringe on the intellectual property rights of others and incur significant liability for that infringement. If we are found to infringe on the intellectual property rights of others, we could be enjoined from continuing to manufacture, market or use the affected product, or be required to obtain a license to continue manufacturing or using the affected product. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

     Occasionally, third parties assert that we are, or may be, infringing on or misappropriating their intellectual property rights. In these cases, we will defend against claims or negotiate licenses where we consider these actions appropriate. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from our business.

     Some of our customers have received notices of infringement from the Lemelson Medical, Education and Research Foundation Limited Partnership (the "Lemelson Foundation"), alleging that equipment we have supplied to our customers, and processes this equipment performs, infringes on patents held by the Lemelson Foundation. These notices increased substantially in 1998, the year in which the Lemelson Foundation settled its suit against the Ford Motor Company, and entered into license agreements with Ford, GM and Chrysler. Since the settlement, a number of our customers, including Intel, have been sued by the Lemelson Foundation.

     Some of our customers have requested that we defend and indemnify them against the Lemelson Foundation's claims or contribute to any settlement the customer reaches with the Lemelson Foundation. We have received opinions from our outside patent counsel with respect to various Lemelson Foundation patents. We are not aware that any equipment we market or that any process performed by our equipment infringes on the Lemelson Foundation patents and we do not believe that the Lemelson Foundation matter or any other pending intellectual property claim against us will materially and adversely affect our business, financial condition or operating results. The ultimate outcome of any infringement or misappropriation claim affecting us is uncertain, however, and we cannot assure you that our resolution of this litigation will not materially and adversely affect our business, financial condition and operating results.

OTHER RISKS

     YEAR 2000

     If our products or our internal data management, accounting, manufacturing or operating software and systems do not adequately or accurately process or manage day or date information beyond the year 1999, our operations could be affected adversely. To address the issue, we created an internal task force to assess our state of readiness for possible "Year 2000" issues and to take the necessary actions to ensure our Year 2000 compliance. The taskforce evaluated:

     . our products and our internal business systems and software; and

     . our vulnerability to possible Year 2000 exposure due to suppliers' and other third parties' lack of preparedness for the year 2000.

     To evaluate equipment that we sell and equipment, tools or software that we use, we employed Year 2000 Readiness Test scenarios established by SEMATECH, an industry group comprised of U.S. semiconductor manufacturers. Based on this assessment, we do not believe the operation of the equipment that we sell or the equipment, tools and software that we use will be affected by the transition to the year 2000. We completed our review, material corrective measures and contingency planning in September 1999.

     In connection with our review and corrective measures, we replaced the business and accounting systems of our U.S. and Israeli equipment manufacturing sites with a new Enterprise Resource Planning System that was represented to us to be Year 2000 compliant. We spent approximately $9.8 million on hardware, software, consulting costs and internal expenses to implement this new system.

     In addition, we have been in contact with our suppliers and other third parties to determine the extent to which they may be vulnerable to Year 2000 issues. We have received representations as to the Year 2000 compliance of our major suppliers.

     We believe that the reasonably anticipated worst case scenario for our business resulting from Year 2000 problems would be unexpected delays of supplier deliveries and customer shipments. If these delays are significant, customers may cancel orders and long-term customer relationships could be damaged.

     To date we have experienced no material Year 2000 issues, and we expect minimal future Year 2000 issues based on the performance to date of internal systems that we use and the products we supply to our customers.

     ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS AND PENNSYLVANIA LAW MAY DISCOURAGE OTHER COMPANIES FROM ATTEMPTING TO ACQUIRE US

     Some provisions of our articles of incorporation and bylaws and of Pennsylvania law may discourage some transactions where we would otherwise experience a change in control. For example, our articles of incorporation and bylaws contain provisions that:

     . classify our Board of Directors into four classes, with one class being elected each year;

     . permit our Board to issue "blank check" preferred stock without shareholder approval; and

     . prohibit us from engaging in some types of business combinations with a holder of 20% or more of our voting securities without super-majority board or shareholder approval.

     Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified Board of Directors, shareholders may only remove directors for cause. These provisions and some provisions of the Pennsylvania Business Corporation Law could delay, defer or prevent us from experiencing a change in control and may adversely affect our common stockholders' voting and other rights.

RISKS OF INVESTING IN THESE NOTES

     THE NOTES ARE SUBORDINATED IN RIGHT OF PAYMENT TO OTHER INDEBTEDNESS

     The notes are unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness. As a result, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full, and we may not have sufficient assets remaining to repay in full all of the notes then outstanding, if any of the following occur:

     . we become insolvent or are forced to liquidate our assets;

     . we default on our senior indebtedness payments; or

     . the notes are accelerated due to any other event of default.

     The notes are also effectively subordinated in right of payment to all of our subsidiaries' indebtedness and other liabilities, including trade payables. The incurrence of additional indebtedness and other liabilities could materially and adversely affect our ability to pay our obligations on the notes. The indenture under which the notes are issued does not limit our ability to incur senior indebtedness, and does not limit our ability or the ability of our subsidiaries to incur other indebtedness or other liabilities. As of December 31, 1999, we had senior indebtedness outstanding in the amount of approximately $2.0 million and our subsidiaries had approximately $36.8 million of outstanding debt and other liabilities excluding inter-company liabilities. See "Description of Notes--Subordination of the Notes."

     WE MAY BE UNABLE TO REDEEM THE NOTES IF WE EXPERIENCE A FUNDAMENTAL CHANGE

     If we experience a fundamental change, you are entitled to redeem all or a portion of your notes, but we may not have enough funds to pay the redemption price for all tendered notes. In addition, some fundamental changes would result in events of default under our existing credit facility. Any future credit agreements or other agreements relating to our indebtedness may:

     . contain similar provisions; or

     . expressly prohibit our repurchase of the notes after a fundamental change.

     If we experience a fundamental change at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance the debt. If we should fail to obtain our lenders' consent or refinance the debt, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which, in turn, might constitute a default under the terms of our other indebtedness. If this were to occur, or if a fundamental change were to cause us to default under our senior indebtedness, the indenture's subordination provisions would restrict us from paying you.

     The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. If we were to experience a fundamental change, our obligation to offer to redeem the notes would not necessarily afford you protection. See "Description of Notes--Redemption at Option of the Holder."

     WE MAY INCUR ADDITIONAL INDEBTEDNESS IN THE FUTURE, WHICH COULD INCREASE THE RISKS DESCRIBED ABOVE

     On December 31, 1999 we had total indebtedness of approximately $176.2 million (excluding letters of credit and foreign exchange contract obligations) and a debt to equity ratio of approximately 0.61 to 1. The indebtedness represented by the notes could increase our vulnerability to adverse economic and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor industry or place us at a competitive disadvantage compared to our competitors with less debt or debt that has more favorable terms.

     More importantly, the terms of the notes do not prohibit us from incurring substantial additional indebtedness in the future, and we may do so. If we add new debt to our current debt levels, the risks described above could increase. At December 31, 1999, our credit facilities would permit us to borrow up to $60 million, and all of those borrowings would be senior to the notes.

     WE MAY BE UNABLE TO GENERATE ENOUGH CASH TO SERVICE OUR DEBT

     Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to some extent, is subject to the volatile nature of our business, and general economic, competitive and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt.

     Based on our current level of operations, we believe our cash flow from operations, proceeds from our December 1999 offering of the notes, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs for at least the next twelve months.

     We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

     A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES

     The initial purchasers in the initial private placement have advised us that they intend to make a market in the notes. However, the initial purchasers are not obligated to make a market in the notes and may discontinue this market making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially adversely affected.

     OUR STOCK PRICE MAY CONTINUE TO EXPERIENCE LARGE SHORT-TERM FLUCTUATIONS THAT MAY SIGNIFICANTLY AFFECT THE TRADING PRICE OF THESE NOTES

     In recent years, the price of our common stock has fluctuated greatly. Fluctuations in the trading price of our common stock will affect the trading price of the notes. Past price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of company and industry specific factors, including:

     . quarter to quarter variations in our operating results;

     . shortfalls in our revenue or earnings from levels expected by securities analysts;

     . announcements of technological innovations or new products by us or other companies; and

     . a slowdown or downturn in the semiconductor industry.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.



                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                    Fiscal Years Ended September 30,
                                  ----------------------------------  Three months ended December
                                    1995   1996   1997   1998   1999             31, 1999
                                  ------------------------------------------------------------------
Ratio of earnings to fixed charges   26X    5X     18X    2X     --                19X


     These computations include us and our consolidated subsidiaries. These ratios are computed by dividing (a) income (loss) before taxes plus fixed charges and equity in loss of joint ventures by (b) fixed charges, which includes interest expense plus the portion of rent expense under operating leases we deem to be representative of the interest factor and amortization of debt issue costs.

     We would have had to generate additional earnings of $16.2 million in fiscal 1999 to achieve a ratio of 1:1.

                              DESCRIPTION OF NOTES

  The notes were issued under an indenture dated as of December 13, 1999, between Kulicke & Soffa and Chase Manhattan Trust Company, National Association, as trustee. You may request a copy of the indenture from the trustee. A copy of the indenture has been included as an exhibit to this registration statement.

  The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

  As used in this "Description of Notes" section, references to "we," "our" or "us" refer solely to Kulicke & Soffa Industries, Inc., and not its subsidiaries.

GENERAL

  We issued $175,000,000 of notes in a private placement in December 1999. The notes are general unsecured obligations. Our payment obligations under the notes will be subordinated to our senior indebtedness as described under "-- Subordination of the Notes." The notes are convertible into common stock as described under "--Conversion of the Notes." The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on December 15, 2006, unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

  We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities.

  You are not afforded protection in the event of a highly leveraged transaction or a change in control of Kulicke & Soffa under the indenture except to the extent described below under "--Redemption at Option of the Holder."

  The interest rate on the notes is 4 3/4% per year. We will pay interest on June 15 and December 15 of each year, beginning June 15, 2000, to record holders at the close of business on the preceding June 1 and December 1, as the case may be, except:

  . interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

  .  as set forth in the next sentence.

  In case you convert your note into common stock during the period after any record date but prior to the next interest payment date, either:

  . we will not be required to pay interest on the interest payment date if the note has been called for redemption on a redemption date that occurs during this period;

  .  we will not be required to pay interest on the interest payment date if the note is to be redeemed in connection with a fundamental change on a repurchase date that occurs during this period; or

  . if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See "--Conversion of the Notes."

  We will maintain an office in the Borough of Manhattan, the City of New York for the payment of interest, which shall initially be an office or agency of the trustee.

  We may pay interest either:

  . by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

  .  by transfer to an account maintained by you in the United States.

  However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

CONVERSION OF THE NOTES

  You may convert your notes, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption of the notes. If we call the notes for redemption, you may convert your notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your redemption election. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes not called or submitted for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes.

  The initial conversion price for the notes is $45.7993 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

  To convert your note into common stock you must:

  . complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  .  surrender the note to the conversion agent;

  .  if required, furnish appropriate endorsements and transfer documents;

  .  if required, pay all transfer or similar taxes; and

  . if required, pay funds equal to interest payable on the next interest payment date.

The date on which you comply with these requirements is the conversion date under the indenture.

  We will adjust the conversion price if the following events occur:

   (1) we issue common stock as a dividend or distribution on our common stock;

   (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

   (3) we subdivide or combine our common stock;

   (4) we distribute to all common stock holders capital stock, evidences of indebtedness or assets, including securities but excluding:

       .  rights or warrants listed in (2) above;

       .  dividends or distributions listed in (1) above; and

       .  cash distributions listed in (5) below;

   (5) we distribute cash, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

       . the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; and

       . 3.75% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend;

       and excluding any dividend or distribution in connection with our liquidation, dissolution or winding up.

       If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause
       (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

  (6) we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

  (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

       . the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

       . the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

       However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Kulicke & Soffa or a sale of all or substantially all of our assets.

  In the event of:

  .  any reclassification of our common stock;

  .  a consolidation, merger or combination involving Kulicke & Soffa; or

  . a sale or conveyance to another person of the property and assets of Kulicke & Soffa as an entirety or substantially as an entirety,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of the notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

  You may, in certain situations, be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "Certain Federal Income Tax Considerations."

  We may, from time to time, reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution. See "Certain Federal Income Tax Considerations."

  We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least one percent in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

OPTIONAL REDEMPTION BY KULICKE & SOFFA

  The notes are not entitled to any sinking fund. At any time on or after December 19, 2002, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

                                                                         Redemption
                                                                        ------------
PERIOD                                                                     PRICE
----------------------------------------------------------------------  ------------
Beginning on December 19, 2002 and ending on December 14, 2003  .....       102.714%
Beginning on December 15, 2003 and ending on December 14, 2004  .....       102.036%
Beginning on December 15, 2004 and ending on December 14, 2005  .....       101.357%
Beginning on December 15, 2005 and ending on December 14, 2006  .....       100.679%

and 100% at December 15, 2006. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

  If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption.

  We may not redeem the notes if we have failed to pay any interest or premium on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

REDEMPTION AT OPTION OF THE HOLDER

  If a fundamental change occurs prior to December 15, 2006, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in multiples of $1,000 principal amount.

  We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

  We will mail to all record holders a notice of the fundamental change within 10 days after the occurrence of the fundamental change. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

  A "fundamental change" is any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive consideration, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, which is not all or substantially all common stock that is, or that will be immediately after the transaction or event:

  .  listed on a United States national securities exchange; or

  . approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

  We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

  These fundamental change redemption rights could discourage a potential acquiror from acquiring us. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. In addition, our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection.

  We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, in certain situations, a fundamental change would result in an event of default under our existing credit facility. Any future credit agreements or other agreements relating to our indebtedness may contain a provision which expressly prohibits the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent or refinance the debt, we could not purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

SUBORDINATION OF THE NOTES

  Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

  Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to notify holders of senior indebtedness promptly under the loan agreement, if payment of the notes is accelerated because of an event of default.

  We may not make any payment on the notes if:

  . a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

  . a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor either to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

  We may resume payments and distributions on the notes:

  . in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  . in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist, or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

  No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

  If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

  In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

  The notes are exclusively obligations of Kulicke & Soffa. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

  Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

  Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

  As of December 31, 1999, we had senior indebtedness outstanding in the amount of approximately $2.0 million, and our subsidiaries had $36.8 million of debt and other liabilities outstanding, excluding inter-company liabilities. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may, from time to time, incur additional debt, including senior indebtedness. Our subsidiaries may also, from time to time, incur other additional debt and liabilities.

  We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CERTAIN DEFINITIONS

  "designated senior indebtedness" means senior indebtedness under the loan agreement and our obligations under any other particular senior indebtedness that expressly provides that such senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture. Any agreement for designated senior indebtedness may place limitations and conditions on the right of the creditor to exercise the rights of designated senior indebtedness.

  "indebtedness" means:

     (1) all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes, or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) obligations with respect to letters of credit, bank guarantees or bankers' acceptances;

     (3) obligations in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

     (4) all obligations and other liabilities under any lease or related document in connection with the lease of real property that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property, and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

     (5) all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

     (6) all direct or indirect guaranties or similar agreements in respect of, and any obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

     (7) any obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

     (8)  any amendments or modifications to (1) through (7) above.

  "loan agreement" means the amended and restated loan agreement, dated as of March 26, 1998, between Kulicke & Soffa Industries, Inc. and PNC Bank, National Association.

  "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

  . indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on parity with or junior to the notes;

  .  our indebtedness to any of our majority-owned subsidiaries; and

  .  the notes.


EVENTS OF DEFAULT; NOTICE AND WAIVER

  The following will be events of default under the indenture:

  . we fail to pay principal or premium, if any, upon maturity or redemption or otherwise on the notes, whether or not the payment is prohibited by the subordination provisions of the indenture;

  . we fail to pay any interest or liquidated damages, if any, on the notes, whether or not the payment is prohibited by the subordination provisions of the indenture;

  . we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

  .  some events involving our bankruptcy, insolvency or reorganization.

     The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of some events of our bankruptcy or insolvency, the principal, premium and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holder of a majority of the principal amount of outstanding notes may waive these past defaults. Payments of principal, premium, or interest on the notes that are not made when due will accrue interest at the annual rate of 4 3/4% from the required payment date.

     The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     No holder of notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

  .  the holder has given the trustee written notice of an event of default;

  . the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  . the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  .  the trustee fails to comply with the request within 60 days after receipt.

MODIFICATION OF THE INDENTURE

     The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each affected note if it would:

  .  extend the fixed maturity of any note;

  .  reduce the rate or extend the time for payment of interest of any note;

  .  reduce the principal amount or premium of any note;

  .  reduce any amount payable upon redemption of any note;

  . adversely change our obligation to redeem any note upon a fundamental change;

  .  impair the right of a holder to institute suit for payment on any note;

  .  change the currency in which any note is payable;

  .  impair the right of a holder to convert any note; or

  .  adversely modify the subordination provisions of the indenture.

     Any modification or amendment that reduces the percentage of notes required for consent to any modification of the indenture requires the consent of the holder of each outstanding note.

     We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

INFORMATION CONCERNING THE TRUSTEE

     We have appointed Chase Manhattan Trust Company, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

     The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of February 7, 2000, there were 23,729,918 shares of common stock and no shares of preferred stock outstanding. The following description of our capital stock is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended.

COMMON STOCK

     The holders of the common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders.
Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefor and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds. In the election of directors, the holders of the common stock may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected at a meeting of shareholders and cast the whole number of votes for one candidate or distribute them among some or all candidates. The holders of the common stock have no preemptive rights or rights to convert shares of the common stock into any other securities and are not subject to future calls or assessments by us. All outstanding shares of the common stock are fully paid and nonassessable.

PREFERRED STOCK

     By resolution of the board of directors and without any further vote or action by the shareholders, we have the authority to issue preferred stock in one or more series and to fix from time to time the number of shares to be included in each such series and the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each such series. Our ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of the common stock and could have the effect of making it more difficult for a person to acquire, or of discouraging a person from attempting to acquire, control of us. We have no present plans to issue any of the preferred stock.

CERTAIN CHARTER PROVISIONS

     Some parts of our articles of incorporation and bylaws and Pennsylvania law may discourage certain transactions involving a change in control of Kulicke & Soffa. For example, our articles of incorporation and bylaws contain provisions that (i) classify the board of directors into four classes, with one class being elected each year, (ii) permit the board to issue "blank check" preferred stock without shareholder approval and (iii) prohibit us from engaging in certain business combinations with a holder of 20% or more of our voting securities without super-majority board or shareholder approval. Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified board of directors, shareholders may only remove directors for cause. These provisions and provisions of the Pennsylvania Business Corporation Law could have the effect of delaying, deferring or preventing a change in control of Kulicke & Soffa and may adversely affect the voting and other rights of holders of common stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock, with offices in New York, New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.
This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to beneficial owners that will hold notes and common stock into which notes may be converted as "capital assets" (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and who, for U.S. federal income tax purposes, are (i) individual citizens or residents of the U.S., (ii) corporations, partnerships or other entities created or organized in or under the laws of the U.S. or of any political subdivision thereof (unless, in the case of a partnership, Treasury Regulations otherwise provide), (iii) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons ("U.S. Holders").
Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special
U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes or common stock under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to persons who purchase the notes in this offering at their "issue price" as defined in section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws or the tax laws (except as set forth below with respect to Non-U.S. Holders) of any applicable foreign, state, local or other jurisdiction.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

TAXATION OF INTEREST

  Interest paid on the notes will be included in the income of a U.S. Holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Our failure to file or cause to be declared effective a shelf registration statement as described under "Description of Notes--Registration Rights of the Noteholders" may result in the payment of predetermined liquidated damages in the manner described therein. In addition, a holder may require us to redeem any and all of his notes in the event of a fundamental change. We believe that the likelihood of a liquidated damages payment with respect to the notes is remote and do not intend to treat such possibility as affecting the yield to maturity of any note. Similarly, we intend to take the position that a "fundamental change" is remote under the Treasury Regulations, and likewise do not intend to treat the possibility of a "fundamental change" as affecting the yield to maturity of any note. In the event either contingency occurs, it would affect the amount and timing of the income that must be recognized by a U.S. Holder of notes. There can be no assurance that the IRS will agree with such positions.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations.

CONVERSION OF THE NOTES

     A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion of a note will be the same as such holder's adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the note converted.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share).

DIVIDENDS

     Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's basis in the common stock and thereafter as capital gain.

     Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. Holders of notes will be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to the U.S. Holders of common stock.

SALE OF COMMON STOCK

     Upon the sale or exchange of common stock a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. A U.S. Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." The deductibility of capital losses is subject to limitations.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

     In general, subject to the discussion below concerning backup withholding:

     (a) payments of principal or interest on the notes by us or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all of our classes of stock entitled to vote within the meaning of section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied;

     (b) a Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of common stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes. We do not believe that we currently are a USRPHC or that we will become one in the future; and

     (c) interest on notes not excluded from U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be a subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax.

     To satisfy the certification requirements referred to in (a) (iv) above, sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either (i) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder and must-provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 or successor form, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address or any Financial

Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

     Treasury Regulations effective for payments made after December 31, 2000, will provide alternative methods for satisfying the certification requirements described above and below, subject to certain grandfathering provisions. These new regulations also require, in the case of notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a TIN. A look-through rule will apply in the case of tiered partnerships.

     If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form 4224 or successor form in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

U.S. FEDERAL ESTATE TAX

     A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

     Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the notes and common stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments pursuant to the terms of a note or common stock to a U.S. Holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the Service, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption.

     In the case of payments of interest on a note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Dividends on the common stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting.

     Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" (within the meaning of the Code) or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.) are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding.

     Under current Treasury Regulations, payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

     As noted above, new regulations will generally be applicable to payments made after December 31, 2000. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under these new regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note or common stock should consult with his or her tax advisor regarding the application of the backup withholding rules to his or her particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of these new regulations on payments made with respect to notes or common stock after December 31, 2000.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISER AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in December 1999. Selling securityholders may offer and sell the notes and the underlying common stock using this prospectus.

     The following table contains information as of February 14, 2000, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.


                                            PRINCIPAL AMOUNT
                                             AT MATURITY OF                            NUMBER OF
                                                 NOTES                                 SHARES OF
                                              BENEFICIALLY                           COMMON STOCK      PERCENTAGE OF
                                           OWNED THAT MAY BE     PERCENTAGE OF        THAT MAY BE       COMMON STOCK
NAME                                              SOLD         NOTES OUTSTANDING       SOLD (1)       OUTSTANDING (2)
-----------------------------------------------------------------------------------------------------------------------
Allstate Insurance Company                         $1,500,000          *                     32,751          *
-----------------------------------------------------------------------------------------------------------------------
Argent Classic Convertible Arbitrage                  500,000          *                     10,917          *
 Fund (Bermuda) L.P.
-----------------------------------------------------------------------------------------------------------------------
Arkansas Public Employees Retirement                  400,000          *                      8,733          *
 Systems
-----------------------------------------------------------------------------------------------------------------------
Bank Austria Cayman Island, Ltd.                    2,000,000          1.1%                  43,668          *
-----------------------------------------------------------------------------------------------------------------------
Bear, Stearns & Co. Inc.                              500,000          *                     10,917          *
-----------------------------------------------------------------------------------------------------------------------
Boulder Capital                                       900,000          *                     19,650          *
-----------------------------------------------------------------------------------------------------------------------
Boulder II Limited                                  1,800,000          1%                    39,301          *
-----------------------------------------------------------------------------------------------------------------------
Chrysler Corporation Master Retirement              2,645,000          1.5%                  57,751          *
 Trust
-----------------------------------------------------------------------------------------------------------------------
CIBC World Markets                                  6,225,000          3.6%                 135,919          *
-----------------------------------------------------------------------------------------------------------------------
CIBC World Markets International                    5,500,000          3.1%                 120,089          *
 Arbitrage
-----------------------------------------------------------------------------------------------------------------------
City of Richmond Retirement Systems                    43,000          *                        938          *
-----------------------------------------------------------------------------------------------------------------------
Delaware PERS                                       2,200,000          1.3%                  48,035          *
-----------------------------------------------------------------------------------------------------------------------
Delta Air Lines Master Trust                        1,205,000          *                     26,310          *
-----------------------------------------------------------------------------------------------------------------------
Detroit Medical Center                                100,000          *                      2,183          *
 Endowment/Depreciation Fund
-----------------------------------------------------------------------------------------------------------------------
Detroit Medical Center Pension Plan                   175,000          *                      3,821          *
-----------------------------------------------------------------------------------------------------------------------
Dow Corning Retirement Plan                           350,000          *                      7,642          *
-----------------------------------------------------------------------------------------------------------------------
Employee Benefit Convertible Securities               275,000          *                      6,004          *
 Fund
-----------------------------------------------------------------------------------------------------------------------
ICA American Holdings Trust                         1,050,000          *                     22,926          *
-----------------------------------------------------------------------------------------------------------------------
Mainstay Convertible Fund                             850,000          *                     18,559          *
-----------------------------------------------------------------------------------------------------------------------
Mainstay Strategic Value Fund                         150,000          *                      3,275          *
-----------------------------------------------------------------------------------------------------------------------
Mainstay VP Convertible Portfolio                     100,000          *                      2,183          *
-----------------------------------------------------------------------------------------------------------------------
Metropolitan Life Loomis Sayles High                  300,000          *                      6,550          *
 Yield Bond Portfolio
-----------------------------------------------------------------------------------------------------------------------
MFS Funds - US Emerging Growth Fund                    13,000          *                        283          *
-----------------------------------------------------------------------------------------------------------------------


                                            PRINCIPAL AMOUNT
                                             AT MATURITY OF                            NUMBER OF
                                                 NOTES                                 SHARES OF
                                              BENEFICIALLY                           COMMON STOCK      PERCENTAGE OF
                                           OWNED THAT MAY BE     PERCENTAGE OF        THAT MAY BE       COMMON STOCK
NAME                                              SOLD         NOTES OUTSTANDING       SOLD (1)       OUTSTANDING (2)
-----------------------------------------------------------------------------------------------------------------------
MFS Institutional Emerging Equities Fund               51,500          *                      1,124          *
-----------------------------------------------------------------------------------------------------------------------
MFS Meridian Global Growth Fund                         6,000          *                        131          *
-----------------------------------------------------------------------------------------------------------------------
MFS Meridian US Emerging Growth Fund                  100,000          *                      2,183          *
-----------------------------------------------------------------------------------------------------------------------
Motion Picture Industry Health Plan -                 315,000          *                      6,877          *
 Active Member Fund
-----------------------------------------------------------------------------------------------------------------------
Motion Picture Industry Health Plan -                 155,000          *                      3,384          *
 Retiree Member Fund
-----------------------------------------------------------------------------------------------------------------------
Nalco Chemical Company                                435,000          *                      9,497          *
-----------------------------------------------------------------------------------------------------------------------
Nations Capital Income Fund                         4,135,000          2.4%                  90,285          *
-----------------------------------------------------------------------------------------------------------------------
New England Strategic Income Fund                   1,000,000          *                     21,834          *
-----------------------------------------------------------------------------------------------------------------------
OCM Convertible Trust                               1,455,000          *                     31,769          *
-----------------------------------------------------------------------------------------------------------------------
OCM Convertible Limited Partnership                   100,000          *                      2,183          *
-----------------------------------------------------------------------------------------------------------------------
Onex Industrial Partners Limited                      550,000          *                     12,008          *
-----------------------------------------------------------------------------------------------------------------------
Pacific Innovations Trust Capital Income              300,000          *                      6,550          *
 Fund
-----------------------------------------------------------------------------------------------------------------------
Partner Reinsurance Company Ltd.                      530,000          *                     11,572          *
-----------------------------------------------------------------------------------------------------------------------
Pebble Capital Inc.                                   250,000          *                      5,458          *
-----------------------------------------------------------------------------------------------------------------------
Peter & Elizabeth Tower Foundation                     25,000          *                        545          *
-----------------------------------------------------------------------------------------------------------------------
PIMCO Convertible Bond Fund                         2,500,000          1.4%                  54,585          *
-----------------------------------------------------------------------------------------------------------------------
Ramius Capital Group Holdings, Ltd.                 1,000,000          *                     21,834          *
-----------------------------------------------------------------------------------------------------------------------
Spear, Leeds & Kellog                                 200,000          *                      4,366          *
-----------------------------------------------------------------------------------------------------------------------
State Employees' Retirement Fund of the             1,345,000          *                     29,367          *
 State of Delaware
-----------------------------------------------------------------------------------------------------------------------
State of Connecticut Combined Investment            3,190,000          1.8%                  69,651          *
 Funds
-----------------------------------------------------------------------------------------------------------------------
State of Rhode Island Employees                     1,500,000          *                     32,751          *
 Retirement System
-----------------------------------------------------------------------------------------------------------------------
Teamsters Affiliates Pension Plan                     400,000          *                      8,733          *
-----------------------------------------------------------------------------------------------------------------------
Teamsters Retirement & Family Protection               30,000          *                        655          *
 Plan
-----------------------------------------------------------------------------------------------------------------------
Tennessee Consolidated Retirement System            1,000,000          *                     21,834          *
-----------------------------------------------------------------------------------------------------------------------
UA General Officers Retirement Plan                    20,000          *                        436          *
-----------------------------------------------------------------------------------------------------------------------
UA Local Union Officers & Employees                   150,000          *                      3,275          *
 Pension
-----------------------------------------------------------------------------------------------------------------------
UA Office Employees Retirement Plan                     7,000          *                        152          *
-----------------------------------------------------------------------------------------------------------------------
Vanguard Convertible Securities Fund,               2,060,000          1.2%                  44,978          *
 Inc.
-----------------------------------------------------------------------------------------------------------------------
Victory Convertible Securities Fund                   700,000          *                     15,284          *
-----------------------------------------------------------------------------------------------------------------------
White River Securities LLC                            500,000          *                     10,917          *
-----------------------------------------------------------------------------------------------------------------------
Zeneca Holdings Trust                               1,000,000          *                     21,834          *
-----------------------------------------------------------------------------------------------------------------------


                                            PRINCIPAL AMOUNT
                                             AT MATURITY OF                            NUMBER OF
                                                 NOTES                                 SHARES OF
                                              BENEFICIALLY                           COMMON STOCK      PERCENTAGE OF
                                           OWNED THAT MAY BE     PERCENTAGE OF        THAT MAY BE       COMMON STOCK
NAME                                              SOLD         NOTES OUTSTANDING       SOLD (1)       OUTSTANDING (2)
-----------------------------------------------------------------------------------------------------------------------
Any other holder of notes or future               121,209,500          69%                2,646,563           10%
 transferee, pledgee, donee or successor
 of any holder(3)(4)
-----------------------------------------------------------------------------------------------------------------------

* Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $45.7993 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 23,729,918 shares of common stock outstanding as of February 7, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes.
     However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any of these other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

      We are registering the notes and the underlying common stock to allow the selling securityholders and their successors, including their transferees, pledgees and donees and their successors, to sell these securities to the public from time to time after the date of this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents. If the selling securityholders sell the securities through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     The total proceeds to the selling securityholders from selling the securities will be the purchase price of the securities, less any discounts and commissions paid by the selling securityholders. We will not receive any of the proceeds from the sale of the securities offered by this prospectus.

     The SEC may deem the selling securityholders and any broker-dealers or agents who participate in the distribution of the securities to be "underwriters." As a result, the SEC may deem any profits the selling securityholders make by selling the securities and any discounts, commissions or concessions received by any broker-dealers or agents to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" will be subject to the prospectus delivery requirements of the Securities Act and may also be subject to liabilities under the securities laws, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities.

     The selling securityholders and any other person who participates in distributing the securities will be subject to the Exchange Act. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before beginning to distribute the securities. This may affect the securities' marketability and the ability of any person or entity to engage in market-making activities with respect to the securities.

     The selling securityholders may sell the securities in one or more transactions at:

     .  fixed prices;

     .  prevailing market prices at the time of sale;

     .  varying prices determined at the time of sale; or

     .  negotiated prices.

     These sales may be effected in transactions:

     . on any national securities exchange or quotation service on which the securities are listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     . in the over-the-counter market;

     . in transactions other than transactions on national securities exchanges, quotation services or in the over-the-counter market; or

     . through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

       In connection with sales of the securities or otherwise, any selling securityholder may:

       . enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume;

       . sell the securities short and deliver the securities to close out their short positions; or

       . loan or pledge the securities to broker-dealers, who may in turn sell the securities.

     We cannot assure you that any selling securityholder will sell any or all of the securities using this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The selling securityholders also may transfer, devise or gift the securities by other means not described in this prospectus.

     To comply with the securities laws of some states, if applicable, the selling securityholders may only sell the securities in these jurisdictions through registered or licensed brokers or dealers.

     Our common stock trades on the Nasdaq National Market under the symbol "KLIC." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, we cannot assure you that selling securityholders will be able to sell the notes or that any trading market for the notes will develop. See "Risk Factors--A public market may not develop for the notes."

       With respect to a particular offering of the securities, to the extent required, we will file an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the following information:

        . the specific notes or common stock to be offered and sold;

        . the names of the selling securityholders;

        . the respective purchase prices and public offering prices and other material terms of the offering;

        . the names of any participating agents, broker-dealers or underwriters;
          and

        . any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

     The registration rights agreement filed as an exhibit to this registration statement provides that we and the selling securityholders will indemnify each other and each other's directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act, or that we will be entitled to contribution from each other in connection with these liabilities.

                                 LEGAL MATTERS

     Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania will provide us with an opinion as to the validity of our issuance of the securities offered by this prospectus. Hughes Hubbard & Reed LLP, New York, New York will provide us with an opinion as to the enforceability of the indenture under which the notes were issued.


                                    EXPERTS

  The consolidated financial statements of Kulicke & Soffa Industries, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Flip Chip Technologies, L.L.C. as of September 30, 1999 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Flip Chip Technologies, L.L.C. as of September 30, 1998 and 1997 and for the years ended September 30, 1998 and 1997 and for the period from inception (February 28, 1996) through September 30, 1996 incorporated by reference to our Annual

Report on Form 10-K for the year ended September 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information we file at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's following regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of these materials at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public on the internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information contained in this prospectus, including the other information incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of the notes or the shares of common stock offered by this prospectus.

        . Our Annual Report on Form 10-K for our fiscal year ended September 30,
          1999;

        . Our Quarterly Report on Form 10-Q for our fiscal quarter ended
          December 31, 1999;

        . Our Proxy Statement for our 2000 annual meeting of stockholders;

        . Our Current Report on Form 8-K filed on November 30, 1999;

        . Our Current Report on Form 8-K filed on December 2, 1999;

        . Our Current Report on Form 8-K filed on December 9, 1999;

        . Our Current Report on Form 8-K filed on December 14, 1999; and

        . Our Current Report on Form 8-K filed on December 16, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Investor Relations Department
                        Kulicke & Soffa Industries, Inc.
                              2101 Blair Mill Road
                             Willow Grove, PA 19090
                           Telephone:  (215) 784-6000

     You should rely only on the information incorporated by reference or provided in this prospectus. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents. We have not authorized anyone else to provide you with different information.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with the sale of the notes and common stock being registered are as follows:

Securities and Exchange Commission registration fee................................         $ 46,200
                                                                                      --------------
Nasdaq Additional Share Listing Fee................................................         $ 17,500
                                                                                      --------------
Accounting fees and expenses.......................................................         $ 10,000
                                                                                      --------------
Legal fees and expenses............................................................         $ 25,000
                                                                                      --------------
Miscellaneous......................................................................         $  5,000
                                                                                      --------------
Total..............................................................................         $103,700
                                                                                      ==============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF KULICKE & SOFFA

     Our By-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. In addition, Pennsylvania law permits us to provide similar indemnification to employees and agents who are not directors or officers. Our By-laws provide, however, that we will not indemnify a director who has breached or failed to perform the duties of his office in a manner that constituted self-dealing, willful misconduct or recklessness. The determination of whether an individual meets the applicable standard of conduct set forth in our By-laws may be made by disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our right to procure a judgement in our favor.

In addition, the registration rights agreement filed as an exhibit to this registration statement provides that we and the selling securityholders will indemnify each other and each other's directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act, or that we will be entitled to contribution from each other in connection with these liabilities.


  ITEM 16.  EXHIBITS

     The following exhibits are filed with or incorporated by reference in this registration statement:

      EXHIBIT
       NUMBER                                      EXHIBIT TITLE
   -----------------         ------------------------------------------------
                 3.1         The Company's Amended and Restated Articles of
                             Incorporation as of March 3, 1998, filed as Exhibit 3(i)
                             to the Company's quarterly report on Form 10-Q for the
                             quarterly period ended March 31, 1998 and Form of
                             Amendment of Articles of Incorporation effective March
                             12, 1999, filed as Exhibit 3(i), to the Company's
                             quarterly report on Form 10-Q for the quarterly period
                             ended March 31, 1999, are incorporated herein by
                             reference.
                 3.2         The Company's By-Laws, as amended through June 26, 1990,
                             filed as Exhibit 2.2 to the Company's Form 8-A12G dated
                             September 8, 1995, is incorporated herein by reference.
                 4.1         Indenture dated as of December 13, 1999 between the
                             Company and Chase Manhattan Trust Company, National
                             Association, as Trustee, filed as Exhibit 4.1 to the
                             Company's Form 8-K dated December 13, 1999, is
                             incorporated herein by reference.
                 4.2         Registration Rights Agreement dated as of December 13,
                             1999 between the Company and Morgan Stanley & Co.
                             Incorporated, filed as Exhibit 4.2 to the Company's Form
                             8-K dated December 13, 1999, is incorporated herein by
                             reference.
                 4.3         Form of Note (included in Exhibit 4.1)
                5.1*         Opinion of Drinker Biddle & Reath LLP
                5.2*         Opinion of Hughes Hubbard & Reed LLP
                12.1         Computation of Ratio of Earnings to Fixed Charges
                23.1         Consent of PricewaterhouseCoopers LLP, Independent
                             Accountants, relating to Kulicke & Soffa Industries, Inc.
                23.2         Consent of PricewaterhouseCoopers LLP, Independent
                             Accountants, relating to Flip Chip Technologies, LLC
                23.3         Consent of Arthur Andersen LLP, Independent Public Accountants
               23.4*         Consent of Drinker Biddle & Reath LLP (included in
                             Exhibit 5.1)
               23.5*         Consent of Hughes Hubbard & Reed LLP (included in Exhibit
                             5.2)
                24.1         Power of Attorney of certain directors and officers of
                             Kulicke & Soffa Industries, Inc. (see page II-5 of this

                             Form S-3)
                25.1         Form T-1 Statement of Eligibility of Trustee for
                             Indenture under the Trust Indenture Act of 1939

                * To be filed by amendment.

ITEM 17.              UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Grove, Commonwealth of Pennsylvania, on February 16, 2000.

                              KULICKE AND SOFFA INDUSTRIES, INC.


                              By:/s/ C. Scott Kulicke
                                 --------------------
                                 C. Scott Kulicke
                                 Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C. Scott Kulicke and Clifford G. Sprague, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                                                 Capacity                             Date
-------------------------------------  -------------------------------------  ----------------------------
/s/  C. Scott Kulicke                  Chairman and Chief Executive Officer   February 16, 2000
-------------------------------------  (Principal Executive Officer)
C. Scott Kulicke

/s/  James W. Bagley                   Director                               February 16, 2000
-------------------------------------
James W. Bagley

/s/  John A. O'Steen                   Director                               February 16, 2000
-------------------------------------
John A. O'Steen

/s/ Allison F. Page                    Director                               February 16, 2000
-------------------------------------
Allison F. Page

/s/ MacDonnell Roehm, Jr.                        Director                               February 16, 2000
-------------------------------------
MacDonnell Roehm, Jr.

/s/ Larry D. Striplin, Jr.                       Director                               February 16, 2000
-------------------------------------
Larry D. Striplin, Jr.

/s/  C. William Zadel                            Director                               February 16, 2000
-------------------------------------
C. William Zadel

/s/  Clifford G. Sprague                         Senior Vice President and Chief        February 16, 2000
-------------------------------------            Financial Officer (Principal
Clifford G. Sprague                              Financial and Accounting Officer)

                                 EXHIBIT INDEX

      EXHIBIT
       NUMBER                                      EXHIBIT TITLE
---------------------        ---------------------------------------------------

                5.1*         Opinion of Drinker Biddle & Reath LLP
                5.2*         Opinion of Hughes Hubbard & Reed LLP
                12.1         Computation of Ratio of Earnings to Fixed Charges
                23.1         Consent of PricewaterhouseCoopers LLP, Independent
                             Accountants, relating to Kulicke & Soffa Industries, Inc.
                23.2         Consent of PricewaterhouseCoopers LLP, Independent
                             Accountants, relating to Flip Chip Technologies, LLC
                23.3         Consent of Arthur Andersen LLP, Independent Public Accountants
               23.4*         Consent of Drinker Biddle & Reath LLP (included in
                             Exhibit 5.1)
               23.5*         Consent of Hughes Hubbard & Reed LLP (included in Exhibit
                             5.2)
                24.1         Power of Attorney of certain directors and officers of
                             Kulicke & Soffa Industries, Inc. (see page II-5 of this
                             Form S-3)
                25.1         Form T-1 Statement of Eligibility of Trustee for
                             Indenture under the Trust Indenture Act of 1939

              * To be filed by amendment.